Exhibit 10.29

Avista Corporation

Non-Employee Director Compensation - 2023

The Board of Directors (Board) of Avista Corporation (Avista Corp. or the Company) regularly reviews director compensation with the assistance of an outside advisor to determine whether it is appropriate and competitive in light of market circumstances and prevailing best practices for corporate governance for the energy/utility industry. Through this review process, the Board targets overall director compensation to the median of the same peer group used to review executive compensation. The elements of director compensation reflect the Board’s view that compensation to the independent directors should consist of an appropriate mix of cash and stock. The cash portion of the retainer is paid quarterly, and the stock portion is paid annually (as soon as practicable following the Annual Meeting). Employee directors are not compensated for their Board service.

Elements of Director Compensation

Pay Element	2023 Compensation

Annual Retainer (cash and stock)

Board Members:

(Directors receive an annual retainer of $220,000, with $125,000 automatically paid in stock. Directors have the option of taking the remaining $95,000 in cash, stock or a combination of both cash and stock.)

$ 220,000

Committee Chair Retainers (Cash)	Audit Committee:	$ 20,000
	Compensation Committee:	$ 15,000
	Environmental Committee:	$ 15,000
	Finance Committee:	$ 15,000
	Governance Committee:	$ 15,000
	Vice Chair:	$ 30,000
	Non-Executive Chairman:	$ 100,000

Each director is entitled to reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board or its committees and related activities, including third party director education courses and materials. These expenses include travel to and from the meetings, as well as any expenses they incur while attending the meetings.

Director Stock Ownership Policy

The Company has a minimum stock ownership expectation for all Board members. Outside directors are expected to achieve a minimum investment of five times the minimum stock portion of their retainer (currently, five times $125,000 = $625,000), and retain at least that level of investment while a Board member. Shares previously deferred under the former Non-Employee Director Stock Plan count for purposes of determining whether a director has achieved the ownership expectation.

The ownership expectation illustrates the Board’s philosophy of the importance of stock ownership for directors to further strengthen the commonality of interest between the Board and shareholders. The Governance Committee annually reviews director holdings to determine whether they meet ownership expectations.

There were no annual stock option grants or non-stock incentive plan compensation payments to directors for services in 2023 and none are currently contemplated under the current compensation structure. The Company also does not provide a retirement plan or deferred compensation plan to its directors.